                                   EXHIBIT 43


Restated Stockholders Agreement, dated September 10, 1997, between the Company,
        Joseph D. Truscelli and Electronic Data Submission Systems, Inc.

                           RESTATED STOCKHOLDERS AGREEMENT


    THIS AGREEMENT made and entered into this 10th day of September, 1997, by and between JOSEPH D. TRUSCELLI ("Truscelli"), NATIONAL WIRELESS HOLDINGS INC. ("National"), a Delaware corporation, (Truscelli and National are hereinafter sometimes referred to individually as a "Shareholder" or collectively as "Shareholders") and ELECTRONIC DATA SUBMISSION SYSTEMS, INC., a Delaware corporation, (hereinafter referred to as the "Company").

                                       RECITALS

    The Shareholders are the beneficial owners and holders of record of all of the issued and outstanding common voting stock of the Company. The individual ownership of each Shareholder is set forth on Schedule A.

    Truscelli has delivered to National an Irrevocable Proxy (the "Proxy") authorizing National to vote one (1) share of Truscelli's stock in the Company.


    The Company and the Shareholders agree that it is desirable to amend certain sections of the Shareholders Agreement and to restate it in its entirety.

    Electronic Data Submission Systems, Inc., a Colorado corporation ("EDSS Colorado"), recently merged into the Company (the "Merger").

    The Company, EDSS Colorado and the Shareholders are parties to a Shareholders Agreement, dated as of July 25, 1996, as amended (the "Shareholders Agreement").

    The Company recently granted the numbers of bonus shares set forth on Schedule B.

    The Shareholders and the Company desire to provide for the effective management of the Company by the Shareholders. The Shareholders in consideration hereof desire to place certain restrictions on the right of a Shareholder to sell or otherwise dispose of its shares and to allow their sale by a Shareholder and purchase by the Company or other Shareholders upon the occurrence of certain conditions.

    NOW, THEREFORE, in consideration of these recitals and the mutual covenants and conditions contained in this Agreement, the parties hereto mutually agree as follows:

    1. STOCK LEGEND. The following legends shall be endorsed upon each certificate representing the shares prior to its delivery to the Shareholder:

         The shares of stock represented by the within certificate are not registered securities within the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the transferability or resale of such shares is restricted thereby.

         The shares of capital stock which are evidenced by this certificate may not be sold, transferred or otherwise disposed of by the registered owner thereof except in accordance with and subject to the terms and conditions of a Stockholders Agreement dated __________, 1997, by and among Electronic Data Submission Systems, Inc., a Delaware corporation (the "Company"), and the shareholders thereof, a copy of which Agreement is on deposit with the Secretary of the Company.

    2.   GENERAL RESTRICTION ON TRANSFER.   Without the prior approval of the
Company's Board of Directors, each Shareholder shall not sell, transfer or otherwise dispose of all or any part of his or its shares in the Company except in accordance with the provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, a Shareholder may transfer some or all of his or its shares in the Company to an "affiliate" (as hereinafter defined) without the prior consent of the Company so long as the transferee agrees in writing to be bound by the terms of this Agreement. For purposes of this Agreement, "affiliate" shall mean as to an individual, any spouse, parent, sibling, or child of such individual or any corporation, trust, partnership or limited liability company controlled by such individual, or as to any corporation, any corporation controlling such corporation, any corporation controlled by such corporation, or any shareholder individually or group of shareholders collectively in control of such corporation.

    3. OPTIONAL REDEMPTION UPON DEATH OF TRUSCELLI. Upon the death of Truscelli, Truscelli's estate may offer all, but not less than all, of the shares owned by Truscelli to the Company for redemption. If Truscelli's estate so elects, the Company shall, if it is not prohibited by the General Corporation Law of the State of Delaware (the "GCL"), any successor statute, or any other applicable corporate law from doing so, have the option to redeem all, but not less than all, of the shares owned by Truscelli at the time the Company receives written notice of his death (the "Death Date") at the prices set forth in
Section 6 hereof to be determined as of the Death Date. The Company shall have the option to pay for such shares either in a lump sum within 90 days following written notice to the Company of the Death Date or in installments as set forth in Section 7.

    4. COMPANY'S RIGHT OF FIRST REFUSAL. If any Shareholder desires to sell, transfer or otherwise dispose of all or any part of the shares which he or it then owns or if a Shareholder is required by law to transfer some or all of his or its shares due to divorce, dissolution, liquidation, corporate reorganization, bankruptcy or for any other reason, he or it shall first deliver written notice thereof to the Company (the "Company Notice"), specifying the number of shares which he or it desires or is required to dispose of, the name, address, telephone number, and social security number of the proposed transferee, the proposed price (if any), terms and all conditions of the proposed sale, transfer or disposition, and the names of the shareholders or beneficiaries of any proposed transferee which is a trust, estate, or corporation (the "Third Party Offer"). Upon the delivery of such written notice (the "Company Notice Date"), the Company shall, to the extent that it is permitted to do so by the GCL, any successor statute, or any other applicable corporate statute have the option (the

"Company Option"), but shall not be required, to buy all or any part of the shares owned by the Shareholder which he or it has specified in the Company Notice are to be transferred at the price and on all of the terms and conditions set forth in the Third-Party Offer. The Company shall give the selling Shareholder written notice of its election to exercise the Company Option within 30 days of the Company Notice Date.

    5. CONTINGENT OPTION OF REMAINING SHARES. If the Company is prohibited by the GCL, any successor statute, or any other applicable corporate law from buying any of the shares offered for sale to it by the Shareholder pursuant to Sections 3 or 4 or if the Company elects not to buy any of the shares offered for sale to it by the Shareholder pursuant to Section 4 of this Agreement, then the other Shareholder will have the option to buy all, but not less than all, of the shares which the Company is so prohibited from buying or so elects not to buy, at the same price which the Company would have been required to pay for the said shares pursuant to Section 3 or 4 of this Agreement. In the foregoing events, the Company will, not later than 30 days from the Company Notice Date, notify each of the Shareholders in writing thereof, specifying the number of said shares which it is so prohibited from buying or has so elected not to buy and the price which it would have been required to pay for the said shares pursuant to Section 3 or 4 of this Agreement. The other Shareholder shall have the option to purchase the shares within 30 days following the date on which the Company delivers said written notice to the other Shareholder (the "Shareholder Notice Date").

    To the extent that neither the Company nor the other Shareholder elect to exercise the aforesaid options, the offering Shareholder shall be entitled, for an ensuing period of 30 days from and after the expiration of the option periods provided hereinabove, to sell, transfer, or otherwise dispose of the shares owned by the Shareholder so long as the transferee executes this Agreement and agrees to be bound by all terms hereof; provided, however, that any such sale, transfer, or disposition pursuant to the provisions of paragraph 4 hereof shall be only upon the price, terms, conditions, and to the offeree stated in the Third-Party Offer. If no such sale or other transfer is consummated within said 30-day period, the restrictions and options herein provided shall be restored and shall continue in full force and effect. So long as these restrictions and options remain in effect, the offering Shareholder and any transferee shall not thereafter sell or otherwise transfer any shares in the Company without first giving the Company and the other Shareholder, where required hereby, notice as herein provided and otherwise complying with the foregoing provisions.

    6. VALUATION OF SHARES. The price to be paid for any shares of stock of the Company to be redeemed, sold and/or purchased pursuant to Section 3 of this Agreement shall be determined as follows:

    (a) During the balance of the calendar year 1997, the price shall be $640.00 per share.

    (b) On or before January 1, 1998, and on or before January 1 of each subsequent year, Shareholders owning not less than eighty percent (80%) of the Company's stock and the Company shall stipulate the agreed value of the shares of stock to be effective during such calendar year. Such stipulation shall be made, from time to time, by filing the following statement, signed by Shareholders owning not less than eighty percent (80%) of the outstanding shares of the Company's stock, with the Secretary of the Company;

         "The value of each share of the common capital stock of Electronic Data Submission Systems, Inc., for the year ________, for the purposes of the Stockholders Agreement between the undersigned dated ___________, 1997, shall be $_________ per share."

Appropriate adjustments in the stipulated value shall be made for any stock dividends, stock splits, recapitalization or issuance by the Company of additional outstanding shares occurring after the fixing of the last stipulated value.

    (c) In the event the parties fail to enter into the stipulation provided in (b) above with respect to any year, the last previous stipulated value shall be used except as hereinafter provided. If no stipulated value is entered into for any year preceding the death of a Shareholder, the valuation of the shares shall be fixed by a board of three (3) arbitrators selected as follows: The surviving Shareholders (by vote weighted in proportion to their stock ownership) and the representative of the estate of the deceased Shareholder shall each select one third-party arbitrator, and the two so selected shall select one third-party arbitrator, and the decision of a majority of the three arbitrators with respect to the value of the shares shall be final and binding upon the parties. The cost of arbitration shall be split equally between the surviving Shareholders and the state of the deceased Shareholder. In determining the value of the shares of stock, the arbitrators shall disregard: (i) discounts for block sales, minority interest and lack of marketability, and (ii) the excess of any insurance proceeds or claim arising out of insurance owned by the Company on the life of the deceased Shareholder, over and above the cash surrender value thereof at the date of death. The arbitrators shall first value the Company as a whole on a going-concern basis and then determine the value of the shares then outstanding, assuming that all stock options, stock warrants and convertible stock or securities are exercised or converted, as the case may be, immediately before calculation of the number of shares outstanding.

    7. INSTALLMENT PAYMENTS. The Company or the acquiring Shareholder, as the case may be, may elect to pay the purchase price for any shares acquired hereunder in installments as follows:

    (a) At least twenty percent (20%) of the purchase price, or, only in the alternative in the event the shares are purchased pursuant to Section 3 above and the Company receives proceeds of a key man life insurance policy that exceed twenty percent (20%) of the purchase price, shall be paid in cash within ninety
(90) days after the relevant notice date;

    (b) The balance of the purchase price shall be paid by delivery of the Company's or the acquiring Shareholder's, as the case may be, promissory note in an amount equal to said balance of the purchase price (the "Note"). The Note shall bear interest commencing ninety (90) days after the relevant notice date at a rate equal to the lowest rate then allowed to be charged under the Internal Revenue Code without subjecting the recipient to imputed interest, but in no event less than seven percent (7%) per annum. The term of the Note shall be for a period not greater than four (4) years from the date of the Note. Principal and interest shall be amortized over the term of the Note and payable in equal installments not less frequently than quarterly. The Note shall contain customary provisions relating to default including but not limited to reasonable attorneys' fees and acceleration. The maker of the Note shall have the right to prepay all or part of the principal at any time without penalty.

    8. CONDITIONS PRECEDENT TO OBLIGATIONS. The Company's and the Shareholders' rights and obligations under this Agreement are subject to the following additional provisions:

    (a) If any party to this Agreement elects to pay in installments for the shares being purchased by it pursuant hereto, he, she or it shall have the right at any time to prepay without penalty all or any portion of the unpaid principal balance of installments plus interest accrued to the date of such payment.

    (b) Properly endorsed certificates for the shares being sold by the Shareholder or his estate, as the case may be, to the Company or the other Shareholders pursuant to this Agreement, shall be delivered to the party buying them by the seller not later than the date of the lump sum payment of the purchase price therefor. If the party buying the shares elects to pay for them in installments, the shares shall be placed in escrow with a mutually agreed upon bank or person (the "Escrow Agent") prior to the date of payment of the first installment of the purchase price therefor. The Escrow Agent shall hold the shares as collateral for the installment payment obligations of the party buying the shares and shall release the shares to the buying party upon payment in full or to the selling party in the event of a default which is not cured within thirty (30) days following notice of default. Upon placement of the shares in escrow, the Shareholder or his estate, as the case may be, shall cease to be a Shareholder of the Company with respect to such shares and the shares shall not be voted while in escrow.

    9.   VOTING AGREEMENT.

         9.1 IRREVOCABLE PROXY. The Proxy has been cancelled, and National shall return the Proxy to Truscelli.

         9.2  ELECTION OF DIRECTORS.

              a) If the Company's board of directors has three (3) members, National shall nominate two (2) members and Truscelli shall nominate (1) member.

              b) If the Company's board of directors has five (5) members, National shall nominate three (3) members and Truscelli shall nominate two
    (2) members.

              c) National and Truscelli shall each vote a sufficient number of shares in favor of the other party's nominee(s) to assure that such nominee(s) will be elected to the Company's board of directors.

    10.  CO-SALE RIGHTS.

         10.1 CO-SALE RIGHTS.  Except for any Permitted Transfer, no
Shareholder shall sell for value any shares representing more than 10% of the then outstanding shares the Company without permitting the other Shareholders to participate as a seller in such transaction (the "Co-Sale Rights") such that the other Shareholders shall be entitled to sell on the same terms as the selling Shareholder, in connection with such transaction, the number of shares equal to
(i) the total number of shares of Common Stock which the purchaser is willing to acquire in such transaction, multiplied by (ii) a fraction, the numerator of which is the number of shares owned by the other Shareholders and the denominator of which is the total number of the Company's outstanding shares at the time of such transaction.

         10.2 PROCEDURE. Before accomplishing or entering into a binding contract for any sale for value of any shares that would be covered by the Co-Sale Rights, each Shareholder agrees to give the other Shareholders prompt written notice (the "Co-Sale Notice") of any such proposed sale (the "Sale Proposal"), stating the terms and conditions of the Sale Proposal, including without limitation the name and address of the buyer, the number of shares which will be sold in the transaction, the form and amount of consideration and the payment terms. The other Shareholders shall notify the selling Shareholder in writing within twenty (20) business days after receipt of the Co-Sale Notice (the "Co-Sale Election Period") as to whether or not the other Shareholder wishes to exercise his Co-Sale Rights and participate in the Sale Proposal. Failure by the other Shareholders to respond in writing within the Co-Sale Election Period shall be deemed to be a waiver by the other Shareholder of his Co-Sale Rights with respect to only such Sale Proposal. Upon a waiver by the other Shareholder of his Co-Sale Rights for any Sale Proposal, the selling Shareholder may sell his or its Shares in accordance with the Sale Proposal provided that (a) such sale is consummated within 60 days after the expiration of the Co-Sale Election Period, (b) the transaction involves more than 10% of the Company's outstanding shares and (c) the terms of the actual transaction are in all material respects as set forth in the Co-Sale Notice. For purposes of this Section, transactions involving (a) a single buyer or coordinated group of buyers and multiple Shareholders as seller or (b) multiple sales by a single Shareholder within a twelve-month period, shall be grouped together for purposes of determining whether the number of shares exceeds 10% of the Company's outstanding shares.

    11. TAKE ALONG RIGHTS. The provisions of this Section 11 are not intended to limit or restrict the rights of the Shareholders in their capacity as holders of the capital stock of the Company, except that the Shareholders shall not be entitled to exercise dissenters' rights under the GCL or any succeeding provisions providing for dissenters' rights with respect to an Acquisition Transaction effected pursuant to the Take Along Rights under this Section 11.

         11.1 RIGHT TO INITIATE SALE. Shareholders owning not less than two-thirds (2/3) of the Company's shares (the "Initiating Shareholder") shall have the right to sell the Company to an unaffiliated third party under this
Section 11 (the "Take-Along Rights"), whether such sale (a "Sale Transaction") is in the form of (a) a sale of all or substantially all of the assets of the Company, (b) a sale of all of the outstanding stock of the Company, (c) a merger, consolidation or reorganization, or (d) any other transaction which effectively transfers all or substantially all of the operating assets and business of the Company. If (a) one or more Shareholders exercise their Take-Along Rights, and (b) a Sale Transaction is consummated, then each Shareholder shall be entitled to a pro rata share of the Aggregate Acquisition Consideration based on the number of Shares owned by such Shareholder.

         11.2 NOTICE OF INITIATION OF ACTION TO SELL. The Initiating Shareholders agree that, no more than thirty (30) days after the initiation by the Initiating Shareholders in his, its or their individual capacity of any action to sell the Company in a Sale Transaction pursuant to this Section 11 (which actions shall include, but not be limited to, solicitations by such Shareholder of offers to acquire the Company or the engagement of an investment banking firm by the Company for any purpose relating to the sale of the Company), such Initiating Shareholders shall notify the other Shareholders and the Company in writing of the proposed initiation of such action.

         11.3 NOTICE OF ACQUISITION OFFER. If an Acquisition Offer shall be made as a result of the efforts by the Initiating Shareholders which Initiating Shareholders desire to have the Company accept, the Initiating Shareholders shall give the Acquisition Notice to the Other Shareholders stating that the Initiating Shareholders propose that the Acquisition Offer be accepted, which notice shall set forth the name and address of the Acquisition Offeror and the Aggregate Sale Consideration and shall be accompanied by a signed copy of the Acquisition Offer and any other documents provided by the Acquisition Offer or to the Initiating Shareholders in connection therewith. The Initiating Shareholders shall not receive any consideration in connection with the consummation pursuant to this Agreement of a Sale Transaction other than his or its pro rata share of the Aggregate Sale Consideration based on the number of Shares owned by the Initiating Shareholders.

         11.4 ACQUISITION OFFER.  The Acquisition Offer shall:

              (a) be in writing, signed by the Acquisition Offeror and addressed to the Company; and

              (b) propose to pay the entire Aggregate Sale Consideration allocated among the holders of the shares of the Common Stock in a manner such that the fair market value of the consideration paid for each share of Common Stock outstanding immediately prior to such closing (the "Per Share Acquisition Consideration") shall be the same for all shareholders of the Company.

         11.5 CONSUMMATION OF SALE TRANSACTION. The Shareholders and any transferee of Shares shall use their best efforts to consummate the Sale Transaction all as the Initiating Shareholder may reasonably request.

    12.  ADDITIONAL RIGHTS AND AGREEMENTS.

         12.1 PRE-EMPTIVE RIGHTS. Each Shareholder shall have a right of first refusal to purchase a pro rata portion (as provided below) of any shares of capital stock of the Company or any other instrument which is exercisable or convertible into shares of the Company's capital stock which the Company proposes to sell (a "Proposed Sale"). The notice shall set forth the material terms and conditions of the Proposed Sale and shall constitute an offer to sell such securities to the respective Shareholders on such terms and conditions. Each Shareholder may accept such offer by delivering a written notice of acceptance to the Company within ten (10) days after receipt of the Company's notice of the Proposed Sale. The pro rata portion of securities to be sold in the Proposed Sale that the respective Shareholders may acquire by exercise of his or its rights hereunder is the ratio that the number of shares of Common Stock owned by such Shareholder bears to the total number of shares of the Common Stock issued and outstanding before the Proposed Sale. If any Shareholder elects to exercise such right of first refusal and does not complete the purchase of such securities within fifteen (15) days after delivery of its written notice of acceptance to the Company, or such later date as may be specified by the Company, the Company may complete the Proposed Sale on the terms and conditions specified in the Company's notice to the Shareholders. The rights granted to the Shareholders pursuant to this Section 12 do not apply to
(a) any Public Offering, and (b) any Proposed Sale (including the grant of stock options) of shares of Common Stock to employees (excluding Truscelli) of the Company approved by the Company's Board of Directors pursuant to any equity incentive plan adopted by the company and approved by the shareholders, provided that the aggregate number of shares to be issued to such employees, inclusive of all shares previously issued to such employees, does not exceed 10% of the Company's then outstanding shares.

    13. RESTRICTION ON ENCUMBRANCES. Each Shareholder agrees not to pledge or hypothecate any shares owned by him, except as collateral to a note (i) in favor of the Company or (ii) in favor of a lending institution, if the proceeds of such loan are used in their entirety to purchase additional shares of common stock of the Company, providing that the borrowing Shareholder delivers to the Company a written undertaking of the lender, in form acceptable to the Company, that such lender will only dispose of said shares in accordance with the provisions of this Agreement.

    14. APPLICATION TO NEWLY AUTHORIZED SHARES. If the Company amends its articles of incorporation to authorize it to issue shares of any other class of capital stock, this Agreement shall be deemed to apply to any shares of such other class of capital stock as though they were and to the same extent it applies to shares of its class of common stock.

    15. AMENDMENT. This Agreement may be amended, restated or revoked only by the written agreement of all of the parties to this Agreement.

    16. BINDING EFFECT. This Agreement shall be binding upon and (unless inconsistent with its provisions) shall inure to the benefit of the executor, administrator or personal representative and the heirs and assigns of each of the Shareholders.

    17. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made in and to be performed in that State.

    18.  COUNTERPART.   This Agreement may be executed in any number of
counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

    19. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and the agreement shall be construed in all other respects as if such invalid or unenforceable provision were omitted.

    20.  PRIOR AGREEMENTS.   This Agreement cancels, terminates and supersedes
all prior agreements of the parties or any of them respecting any and all subject matter contained herein, including without limitation the Shareholders Agreement.

    21. VOTING RIGHTS OF JOINTLY-HELD SHARES. If two or more persons hold shares in the Company in joint ownership, the joint owners shall designate one person to vote the shares and the other joint owner(s) shall have no voting rights for so long as such designation is in effect.

    22. TERMINATION. This Agreement shall terminate in its entirety upon the earliest of (i) the effective date of a registration statement of the Company under the Securities Act of 1933 covering the Company's initial public offering of Common Stock resulting in gross proceeds of at least $5,000,000, or (ii) the sale of all or substantially all of the assets or business of the Company, by sale of assets, merger, consolidation or otherwise.

    23. COUNSEL. Each of the parties recognizes that Hahn & Hessen LLP acts as counsel for National and the Company and waives any conflict that may arise resulting therefrom.

    24. NOTICE. Any written notice required to be delivered pursuant to this Agreement shall be sent by prepaid first class certified mail, return receipt requested, and such notice shall be considered to be delivered on the date such fax is received (as evidenced by an answer back) or two days after such notice is deposited in the United States mail. Any such notice, if sent to the Company, shall be addressed to the Company at its principal place of business, and if sent to any of the Shareholders it shall be addressed to him at his address or fax number as shown on the signature page hereof, and in the case of the Company or National with a copy to Hahn & Hessen LLP, 350 Fifth Avenue, New York, New York 10118, Fax No.: 212-594-7167, Attention: James Kardon; in each case unless a different address or fax number has been designated by notice to the other parties.

    IN WITNESS WHEREOF, the Shareholders have hereunto set their hands and seals and the Company has caused these presents to be executed and signed by its duly authorized officers and its corporate seal to be affixed hereto this day and year first above written.

                        ELECTRONIC DATA SUBMISSION
                        SYSTEMS, INC.
                        A Delaware Corporation


                        By:___________________________________
                           Joseph D. Truscelli, President
                           Address: _____________________
                                  _____________________
                           Fax. No.:_____________________



                        SHAREHOLDERS:


                        ______________________________________
                        Joseph D. Truscelli
                        Address:__________________
                              __________________
                        Fax No.: __________________



                        NATIONAL WIRELESS HOLDINGS INC.
                        A Delaware Corporation


                        By:___________________________________
                           Terrence S. Cassidy, President
                           Address:______________________
                                 ______________________
                           Fax No.:______________________

                                      SCHEDULE A

              NAME                                  NUMBER OF SHARES
                                                 OF COMMON STOCK ISSUED

Joseph D. Truscelli                                        4,466

National Wireless Holdings Inc.                            6,403

Richard Staufer                                              293*

Gary Alcorn                                                  293*

Hugh Sullivan                                                177*
                                                          _______
   Total                                                  11,632
                                                          -------
                                                          -------



_______________________
*   Subject to certain restrictions set forth in Restricted Stock Award
    Agreements.

                                      EXHIBIT B


NAME OF EMPLOYEE                                 NUMBER OF SHARES

Hugh Sullivan                                         177
19601 E. Country Club Drive #101
Aventura, FL 33180

Gary Alcorn                                           293
5590 Flintridge Drive
Colorado Springs, CO 80918

Richard Staufer                                       293
26861 Chipmunk Drive
Evergreen, CO 80439                                   ___
                                                      763